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                                                                  Exhibit (e)(4)

                             EMPLOYMENT AGREEMENT
                             --------------------


     This Employment Agreement (the "Agreement") is dated as of September __, 2000, by and between _________________ ("you", "You" or "Employee") and_______
Beringer Wine Estates Company ("BWE"), a wholly owned subsidiary of Fosters Brewing Group Limited ("FBG") or one of its affiliates.

     1.   Term of Agreement
          -----------------

          This Agreement shall commence on ___________ and shall continue for a period of three years, subject to earlier termination in accordance with the
provisions of section 3.   If this Agreement has not been subject to early
termination in accordance with the provisions of section 3, beginning on the one-year anniversary of the commencement of this Agreement and each year thereafter unless BWE notifies you in writing or you notify BWE in writing that it does not wish to further extend the term the term shall be automatically extended for an additional 12 month term.

     2.   Duties
          ------

          (a)  Position
               --------

               You will be employed by BWE as the _______________, and as such, subject to subsection 2(c) below, will devote all of your normal business time and attention to the affairs of BWE and the promotion of its interests.

          (b)  Report
               ------
               You will report directly to:  (title)___________________.

          (c)  Obligations to BWE
               ------------------

               You agree to the best of your ability and experience that you will at all times loyally and conscientiously perform all of the duties and obligations required of and from you pursuant to the express and implicit terms hereof, and to the reasonable satisfaction of BWE. During the term of your employment relationship with BWE, you further agrees that you will devote all of your business time and attention to the business of BWE. BWE will be entitled to all of the benefits and profits arising from or incident to all such work services and advice. You will not render commercial or professional services of any nature to any person or organization, whether or not for compensation, without the prior written consent of BWE's CEO, or in the case of BWE's CEO, to the CEO's immediate supervisor at FBG, unless such activity has been previously disclosed to BWE's CEO or General Counsel, and you will not directly or indirectly engage or participate in any business that is competitive in any manner with the business of BWE. You will comply with and be bound by BWE's operating policies, procedures and

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practices from time to time in effect during the term of your employment.

     3.   Termination
          -----------

     Provided you execute BWE's standard release agreement, agree to a non-competition agreement prepared by BWE and agree to provide post-employment consultation services to BWE, the greater of the following will apply:


          a. Continuation of Salary In the event BWE terminates your employment
             ----------------------
for reasons other than for Good Cause, as defined below, or you resign for Good Reason, as defined below, during the initial three (3) term of this Agreement
(i) You shall be eligible to exercise any long term incentive grants granted but not exercised which shall be deemed vested as of the date of your termination of employment. (ii) BWE shall pay you all base salary and 100% of target bonus under paragraph 4(a) and/or 4(b) due to you through the conclusion of the term of this Agreement, payable consistent with BWE's then current payroll practices; or

          b.  Severance In the event BWE terminates your employment for reasons
              ---------
other than for Good Cause, or you resign for Good Reason, (i) You shall be eligible to exercise any long term incentive grants granted but not exercised which shall be deemed vested as of the date of your termination of employment; and (ii) BWE shall pay you, within sixty (60) days of such termination, a lump sum severance payment equal to ____(__) year's base salary and 100% of target bonus under paragraph 4(a) and/or 4(b) at the rate in effect at the date of termination.

          For purposes of this agreement, "Good Cause" shall mean (i) gross misconduct by you, including but not limited to a material violation of BWE's policies or any breach of BWE's Confidentiality Agreement, as may be amended from time to time, or (ii) gross negligence by you.

          "Good Reason" means: (A) the assignment to you of any duties inconsistent in any respect with your position (including status, titles and reporting requirements), authority, duties or responsibilities, or any other action by BWE that results in a diminution in such position, authority, duties or responsibilities; (B) a reduction in your compensation or benefits as outlined in this Agreement; (C) BWE requires that you be based at any office or location other than in the greater San Francisco Bay Area, including Napa and Sonoma and; (D) any failure by BWE to comply with and satisfy the Assignment and Transfer section below. For purposes of this agreement, any good faith determination of "Good Reason" will be made by the parties. If the parties cannot agree, the determination shall be made by binding arbitration utilizing a single arbitrator provided by JAMS Endispute and under their rules and procedures.

     4.   Compensation
          ------------

          For the duties and services to be performed by you hereunder, BWE shall pay you, and you agree to accept, the base salary, short term incentives, long term

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incentives, and other benefits described below in this Section 4.


          (a)  Base Salary
               -----------

               You shall receive a base salary of $_________________ per month, which is equivalent to $ _________________ on an annualized basis. Your monthly salary will be payable in two equal payments per month pursuant to the BWE's normal payroll practices. Your salary shall be reviewed on at least an annual basis consistent with BWE policy.

          (b)  Short Term Incentive Plan
               -------------------------

     You will participate in the BWE's short-term incentive or bonus plan, currently known as the APEX plan, subject to BWE's achievement of Operating Profit goals and your achievement of personal goals as agreed at the beginning of the financial year. Your current bonus target is ______. The range of payout is between 0-150% of target.

The bonus is payable, if earned, generally, during September of each year.

          (c)   Long Term Incentive Plan
                ------------------------

     It is the intent of FBG to implement a long term Incentive plan in FY 2001 that provides for a competitive total compensation package, comparable to BWE's existing plans and for similar publicly traded companies in the U.S.


     5.   Additional Benefits
          -------------------

          You will be eligible to participate in the BWE employee benefit plans of general application, including without limitation, those plans covering medical, disability and life insurance in accordance with the rules established for individual participation in any such plan and under applicable law. You will be eligible for sick leave in accordance with the policies in effect during the term of this Agreement and will receive such other benefits as BWE generally provides to its other employees of comparable position and experience.

          (a) Automobile Policy
              -----------------

          You have the choice of either:

          (i) A BWE leased car consistent with the BWE policy which includes insurance, maintenance etc.; or

          (ii) A monthly gross auto allowance of $XXXX.

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          (b)  Retirement Savings Plan
               -----------------------

     You may continue to participate in the Retirement Savings Plan ("RSP") that enables employees to save money on a pre-tax basis commonly referred to as a 401-k Plan. Your participation in the 401(k) qualifies you to receive a BWE Match Contribution that is 50% of the first 6% of earnings placed into the
savings plan.    Additionally, BWE, based upon its financial performance, may make an additional "Basic Contribution" The Basic Contribution is between 3% and 6% of your total compensation and is vested 25% per year or 100% after four years.

          (c)  Executive Savings Plan
               ----------------------

     As a supplement to the 401(k) plan, you may participate in the Executive Savings Plan - a funded, non-qualified plan which allows for deferral of up to 20% of your total compensation (base and bonus) - and mirrors the 401(k) plan for investment selection and results. The plan provides for matching contributions from BWE equal to the contribution limits to the qualified BWE RSP. The maximum contribution permitted by law of employee contributions and BWE match is automatically transferred each year to the RSP.

          (d)  Executive Deferred Compensation Plan
               -------------------------------------

     You may also participate in the Executive Deferred Compensation Program - a non-funded, non-qualified deferral plan that provides for deferrals of cash bonuses.

          (e)  Wine Allowance
               --------------

        You are entitled to a wine allowance pursuant to BWE policy.

          (f)  Vacation
               --------

     You will be entitled to _______ days of vacation annually with full compensation and benefits during vacation periods. You may take vacations at such time or times as you and BWE mutually agree. Vacation accrues in accordance with the BWE's personnel policies.

          (g)  Financial Counseling
               --------------------

A Company paid financial advisor will be made available to you should you elect in accordance with BWE policy.

     6.  Personnel Policies
         ------------------

     You agree to comply with all of BWE's rules, policies and procedures as created, modified, and amended from time to time. You and BWE agree that the creation of such policies will not modify the terms of this Agreement, and to the extent such policies may conflict with the terms of this Agreement, this Agreement shall be controlling.

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     7.   Confidentiality Agreement
          -------------------------

     You shall sign, or have signed, a Confidentiality Agreement. You hereby represent and warrant to BWE that you have complied with all obligations under the Confidentiality Agreement and agree to continue to abide by the terms of the Confidentiality Agreement and further agree that the provisions of the Confidentiality Agreement shall survive any termination of this Agreement or of your employment relationship with BWE.

     8.  Excise Tax Payments
         -------------------

          In the event that payments under Clause 3 of this Agreement constitutes "parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code") and you become subject to the excise tax imposed by Section 4999 of the Code, then BWE agrees to pay in full any such excise tax plus the grossed up amount for the excise tax and income tax associated with the excise tax payable.

          The maximum amount payable under this Clause 8 collectively will be no more than one million dollars.(1,000,000).That is, employee agreements have been offered to a number of BWE executives and the company,will make payment to those executives. as liabilities arise under this clause, up to a collective amount of one million dollars .Once the company pays one million dollars the company's liability under this clause ceases.


          9.  Miscellaneous Provisions
              ------------------------

          (a)  Amendments and Waivers
               ----------------------

               Any term of this Agreement may be amended or waived only with the written consent of the parties.

          (b)  Entire Agreement
               ----------------

               This Agreement, including any Exhibits hereto, constitutes the entire agreement of the parties and supersedes all oral negotiations and prior writings with respect to the subject matter hereof.

          (c)  Notices
               -------

               Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by a nationally-recognized delivery service (such as Federal Express or UPS), or 48 hours after being deposited in the U.S. mail as certified or registered mail with postage prepaid, if such notice is addressed to the party to be notified at such party's address as set forth below or as subsequently modified by written notice.

          (d)  Choice of Law
               -------------

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               The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California, without giving effect to the principles of conflict of laws.

          (e)  Severability
               ------------

               If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then such provision shall be excluded from this Agreement, the balance of the Agreement shall be interpreted as if such provision were so excluded, and the balance of the Agreement shall be enforceable in accordance with its terms.

          (f)  Counterparts
               ------------

               This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

          (g)  Assignment and Transfer
               -----------------------

               This Agreement shall not be terminated by the sale of stock by, or the merger or consolidation of, BWE or FBG with any corporate or other entity or by the transfer of all or substantially all of the assets of BWE or FBG to any other person, corporation, firm or entity. The provisions of this Agreement shall be binding on and shall inure to the benefit of any successors or assigns of BWE and FBG. You agree that you can not assign this Agreement nor any of your rights, duties or obligations under this Agreement.

         (h)  Advice of Counsel
              -----------------

              EACH PARTY TO THIS AGREEMENT ACKNOWLEDGES THAT, IN EXECUTING THIS AGREEMENT, SUCH PARTY HAS HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND HAS READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

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